UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 20, 2007
(July 17, 2007)

Commission	Name of Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

      Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, the Board of Directors (the “Board”) of PNM Resources, Inc. (the “Company”) approved the following amendments to certain compensation plans:

1.  Retention Bonus Agreement with the Company’s Chief Executive Officer (“CEO”), J.E. Sterba.  As reported in the Company’s Current Report on Form 8-K filed February 17, 2006, on February 14, 2006, the Board approved an amendment to the Retention Bonus Agreement dated October 31, 2003 with Mr. Sterba to change the payout schedule for the retention bonus of $1.6 million, plus any amounts forfeited under the Executive Savings Plan and Executive Savings Plan II (payable if he remains employed until March 1, 2010, or until his earlier death, disability, termination without cause or constructive termination) to two equal installments on March 1, 2010 and March 1, 2011 (rather than in two equal installments at the end of calendar year 2010 and 2011).  The agreement was not formally amended to reflect this amendment pending issuance of the final regulations regarding non-qualified deferred compensation plans under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  These regulations were issued on April 10, 2007.

On July 17, 2007, the Board approved (1) amending the Retention Bonus Agreement to pay the retention bonus in two equal installments on March 1, 2010 and March 1, 2011 if Mr. Sterba remains employed until March 1, 2010, (2) revising the definition of “constructive termination” to assure that any constructive termination will qualify as an involuntary termination for purposes of Section 409A, and (3) providing that if Mr. Sterba dies, becomes disabled, is terminated without cause or is constructively terminated, the entire retention bonus will be paid immediately (rather than on March 1, 2010 and March 1, 2011).

2.  PNM Resources, Inc. Executive Savings Plan II  (“ESP II”).  The ESP II is a non-qualified deferred compensation plan which provides a mechanism for additional retirement savings by allowing additional employee deferrals with matching and age-based Company contributions for eligible executives of the Company and its participating affiliates.  The ESP II also provided for a supplemental Company target contribution (“Target Contribution”) to all Senior Vice Presidents and the CEO in an amount equal to the lesser of $70,000 or the amount needed to achieve the eligible participant’s respective target replacement ratio of approximately 40-60% of pre-retirement income at age 65.  The Board is currently reclassifying its senior officers to distinguish those eligible for a supplemental Company target contribution as participants in the position of Senior Vice President and higher who are identified as eligible by the Human Resources and Compensation Committee of the Board (“HRCC”).

The Board amended the Target Contribution provision in the ESP II by (1) clarifying that only the most senior level of executives identified by the HRCC are eligible to receive the Target Contribution, (2) eliminating the $70,000 annual cap on the Target Contribution and adjusting the amount of the Target Contribution to reflect the revised calculations for the target replacement ratios for the eligible senior officers, and (3) providing a mechanism for reviewing the status of each eligible participant’s target income replacement level annually to determine if the Human Resources and Compensation Committee of the Board should consider making any additional adjustments to the Target Contribution.   Under the current plan, the approximate age 65 target replacement ratios are based on a number of criteria, including the participant’s years of actual service with the Company, age and other factors.  The ratios are as follows: 60% for Mr. Sterba, 40% for C.N. Eldred, 40% for A.A. Cobb, 55% for P.T. Ortiz, 50% for P.K. Vincent and 60% for W.J. Real.   It is expected that the Company will make the Target Contributions as calculated by the plan’s actuary in December 2007 to the ESP II accounts of the CEO and his direct reports (in addition to the regular matching and age-based contributions).

The Board also approved amending the ESP II to make any other amendments required under Section 409A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: July 20, 2007	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)